Exhibit 10.11

[GRAPHIC]

UNIVERSITY OF WASHINGTON

Office of Research

Grant and Contract Services

November 6, 2003

Via facsimile 425.398.6599

Mr. Tom Mino

Chief Executive Officer

Lumera Corporation

19910 North Creek Parkway

P.O. Box 3008

Bothell, WA 98011-3008

Re:	Lumera and The University of Washington

Dear	Tom:

The University values its relationship with Lumera and is willing to seek a modification of Lumera’s existing financial obligations for research support. The original agreement contemplated a finite duration of three years and payment by Lumera of $9 million. In the discussions to date among you, Vice Provost Hogan, and me, we have jointly developed several points concerning a possible restructuring of Lumera’s payments. We would like to take the opportunity to summarize our conversations to date and hereby agree to the following, which will be incorporated into a more complete agreement addressing, among other things, the right of first refusal set forth below:

•	Lumera’s existing payment obligations are reduced to $125,000 per quarter through the third quarter of 2004.

•	Lumera is not obligated to pay the additional payment amount set forth in Section 3.2 C. of the Second Amendment to the Sponsored Research Agreement, Research Plan, and Exclusive License Agreement (“Second Amendment”). However, Lumera will endeavor to make this payment in 18 months unless making such payment would materially adversely affect Lumera’s ability to continue operations.

•	The Second Amendment is extended for one additional quarter through December 31, 2004. Lumera’s payment obligation to the University is $300,000 for the term of that additional quarter.

•	Lumera anticipates that it would like the relationship with the University to continue through 2006 or 2007. However, in order for the agreement to extend beyond

3935 University Way N.E./Seattle, WA 98105-6613/Telephone (206) 543-4043/FAX (206) 685-1732

December 31, 2004, the deliverables, scope of work and intellectual property rights set forth in the agreement and the license will need to change. As we discussed, the University cannot agree to extend the existing license provisions to work conducted during any such extension. Instead, the license provisions will be revised so that they are consistent with what other corporate partners receive. We understand that Lumera would like to preserve the first option to negotiate a royalty bearing license arising from the research it funds. We anticipate no difficulty in granting such an option, as that is standard in the University’s corporate-sponsored research agreements.

•	If terms were established to extend the agreement beyond December 31, Lumera would pay $325,000 for each quarter in 2005 and $375,000 for each quarter in 2006.

•	The statement of work and deliverables will be revised for the Second Amendment to reflect reduced funding as well as the quarters during which Lumera’s payment obligation was reduced to $125,000 per quarter. The University can only do work consistent with the amount of Lumera’s funding. We will forward revised statements of work to you.

Sincerely,

/s/ Suzanne Liv Page

Suzanne Liv Page
Director
Industry Agreements Division Grant and Contract Services

Agreed and Accepted

/s/ Thomas D. Mino

Thomas D. Mino
CEO, Lumera Corporation

11/6/03
Date

3935 University Way N.E./Seattle, WA 98105-6613/Telephone (206) 543-4043/FAX (206) 685-1732

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